Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES DECEMBER 31, 2020 FINANCIAL RESULTS
AND DECLARES FIRST QUARTER 2021 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — February 10, 2021 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.40 per share. The first quarter dividend is payable on March 31, 2021 to stockholders of record as of March 15, 2021.

DECEMBER 31, 2020 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2020.

HIGHLIGHTS

 Financial

	Q4-20		Q4-19			FY-20		FY-19
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)		Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.54		$0.45			$1.74		$1.89
GAAP net income per share		$0.89		$0.48			$1.14		$1.86
Net investment income	$229	$0.54	$190	$0.44		794	$1.87	$811	$1.90
Net realized gains (losses)	$(183)	$(0.43)	$(79)	$(0.18)		(166)	$(0.39)	$(65)	$(0.15)
Net unrealized gains (losses)	$332	$0.78	$93	$0.22		(144)	$(0.34)	$47	$0.11
GAAP net income	$378	$0.89	$204	$0.48		$484	$1.14	$793	$1.86
Dividends declared and payable		$0.40		$0.42	(3)		$1.60		$1.68	(4)

	As of
(dollar amounts in millions, except per share data)	December 31, 2020	December 31, 2019
Portfolio investments at fair value	$15,515	$14,426
Total assets	$16,196	$14,905
Stockholders’ equity	$7,176	$7,467
Net assets per share	$16.97	$17.32
Debt/equity ratio	1.20x	0.95x
____________________________________________

(1)All per share amounts are basic and diluted.

(2)Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)Includes an additional dividend of $0.02 per share paid in the fourth quarter ended December 31, 2019.

(4)Includes additional dividends of $0.08 per share in the aggregate paid in the year ended December 31, 2019.

Portfolio Activity

(dollar amounts in millions)	Q4-20	Q4-19	FY-20	FY-19
Portfolio Activity During the Period:
Gross commitments	$3,858	$1,608	$6,703	$7,261
Exits of commitments	$3,032	$1,224	$5,786	$5,350

Portfolio as of the End of the Period:
Number of portfolio company investments			350	354
Weighted average yield of debt and other income producing securities(5):
At amortized cost			9.1%	9.6%
At fair value			9.2%	9.7%
Weighted average yield on total investments(6):
At amortized cost			8.0%	8.6%
At fair value			8.2%	8.7%
____________________________________________

(5)    Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(6)    Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FOURTH QUARTER 2020 OPERATING RESULTS

For the fourth quarter of 2020, Ares Capital reported GAAP net income of $378 million or $0.89 per share (basic and diluted), Core EPS(2) of $0.54 per share (basic and diluted), net investment income of $229 million or $0.54 per share (basic and diluted), and net realized and unrealized gains of $149 million or $0.35 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2020, total assets were $16.2 billion, stockholders’ equity was $7.2 billion and net asset value per share was $16.97.

In the fourth quarter of 2020, Ares Capital made $3.9 billion in new investment commitments, of which $3.1 billion were funded, including 20 new portfolio companies, 38 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. As of December 31, 2020, 172 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $3.9 billion in new commitments made during the fourth quarter of 2020, 74% were in first lien senior secured loans, 14% were in second lien senior secured loans, 7% were in the subordinated certificates of the SDLP, 3% were in preferred equity securities and 2% were in other equity securities. Of these commitments, 95% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the fourth quarter of 2020, Ares Capital funded $271 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the fourth quarter of 2020, significant new commitments included:

•$778 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans and equity of an outsourced supply chain solutions provider to operators of distribution centers;

•$262 million in first lien senior secured delayed draw and term loans and a second lien delayed draw term loan of a provider of central institutional review boards over clinical trials;
•$262 million in subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to seven portfolio companies in a variety of industries;
•$212 million in first lien senior secured revolving, delayed draw and term loans and equity of a provider of plumbing and HVAC maintenance services;
•$197 million in first lien senior secured delayed draw and term loans and equity of a manufacturer and supplier of car wash equipment, parts and supplies to the conveyorized car wash market;
•$155 million in a first lien senior secured term loan of a developer, builder and owner of utility-scale wind and solar power facilities;
•$155 million in first lien senior secured delayed draw and term loans of a provider of plant maintenance and scheduling software;
•$139 million in first lien senior secured revolving and second lien term loans and equity of a SaaS based healthcare compliance platform provider;
•$106 million in a second lien senior secured term loan of a provider of enterprise resource planning software and services for higher education institutions;
•$100 million in a first lien senior secured revolving loan, a second lien senior secured term loan and equity of a provider of heating, ventilation and air conditioning services;
•$94 million in first lien senior secured revolving and term loans of a sports equipment manufacturing company;
•$89 million in a first lien senior secured revolving loan, second lien senior secured delayed draw and term loans and equity of a manufacturer and distributor of automotive fluids;
•$88 million in a first lien senior secured revolving loan, second lien senior secured delayed draw and term loans and equity of a provider of software and technology-enabled content and analytical solutions to insurance brokers;
•$79 million in a first lien senior secured term loan of a provider of beans, sauces and hominy to the retail, food service and wholesale channels;
•$74 million in a first lien senior secured term loan and equity of a provider of replacement wireless keys to the automotive market;
•$64 million in first lien senior secured delayed draw and term loans of a distributor of non-discretionary, mission-critical aftermarket replacement parts;
•$59 million in first lien senior secured revolving and term loans of a buying and marketing services organization for appliance, furniture and consumer electronics dealers;
•$52 million in first lien senior secured revolving, delayed draw and term loans of a manufacturer of outdoor products;
•$52 million in first lien senior secured revolving, delayed draw and term loans of a multi-line insurance broker;
•$49 million in first lien senior secured revolving and term loans of a provider of integrated cloud-based investment portfolio management, accounting, reporting and analytics software; and
•$47 million in a first lien senior secured delayed draw term loan of a provider of financial, administrative and clinical software platforms to the healthcare industry.

Also in the fourth quarter of 2020, Ares Capital exited approximately $3.0 billion of investment commitments, including $141 million of loans sold to Ivy Hill Asset Management L.P. (“IHAM”) or certain vehicles managed by IHAM. Of the total investment commitments exited, 78% were first lien senior secured loans, 13% were second lien senior secured loans, 3% were subordinated certificates of the SDLP, 3% were senior subordinated loans, 1% were collateralized loan obligations and 2% were other equity securities. Of the approximately $3.0 billion of exited investment commitments, 89% were floating rate, 9% were on non-accrual and 2% were non-income producing.

The fair value of Ares Capital’s portfolio investments at December 31, 2020 was $15.5 billion, including $13.7 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 46% of first lien senior secured loans, 26% of second lien senior secured loans, 7% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 6% of senior subordinated loans, 6% of preferred equity securities and 9% of other equity securities. As of December 31, 2020, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.1% and 9.2%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.0% and 8.2%, respectively, and 84% of the total investments at fair value were in floating rate securities.

“During the fourth quarter, our record core earnings and originations enabled us to conclude a strong year of financial results despite very challenging economic and market conditions,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our focus on investing in upper middle market franchise businesses continues to support the healthy and improving credit performance of our portfolio. Looking forward, we believe our experienced team, proven investment process, deep portfolio management capabilities and the scale at which we can provide flexible capital will continue to position us well as we invest into a recovering economy.”

“Our long term approach of maintaining a strong balance sheet predominately composed of low cost, longer dated, unsecured notes with significant available capital had us uniquely positioned during the volatility in 2020,” said Penni Roll, Chief Financial Officer of Ares Capital. “This created a competitive advantage for us throughout the year as we were able to remain active in our market, funding new and add-on investments on attractive terms. Our conservative balance sheet philosophy and proven credit expertise has enabled us to deliver stable to growing quarterly dividends for our shareholders for more than a decade.”

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Ares Capital’s operating results, as well as the fair value and performance of its portfolio, have been negatively impacted during 2020 by the novel coronavirus (“COVID-19”) pandemic, which has caused severe disruptions in the global economy. As of December 31, 2020, the net unrealized depreciation on Ares Capital’s investment portfolio was $399 million. As of December 31, 2020 and 2019, the weighted average grade of the portfolio at fair value was 3.0 and 3.0, respectively, and loans on non-accrual status represented 3.3% of total investments at amortized cost (or 2.0% at fair value) and 1.9% at amortized cost (or 0.9% at fair value), respectively.

For information concerning the COVID-19 pandemic and its impact on Ares Capital’s business and operating results for the year ended December 31, 2020, and the risks for further potential impact in the future, see Ares Capital’s Annual Report on Form 10-K for the year ended December 31, 2020, including Part II - Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Results of Operations - Net Unrealized Gains/Losses therein, Part I - Item 1A. Risk Factors, “Risk Factors - The COVID-19 pandemic has caused severe disruptions in the global economy, which has had, and may continue to have, a negative impact on our portfolio companies and our business and operations” therein and Part II - Item 7A. Quantitative and Qualitative Disclosures About Market Risk therein.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2020, Ares Capital had $254 million in cash and cash equivalents and $8.6 billion in total aggregate principal amount of debt outstanding ($8.5 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $3.3 billion available for additional borrowings under its existing credit facilities as of December 31, 2020.

FOURTH QUARTER 2020 DIVIDEND PAID

On October 27, 2020, Ares Capital declared a fourth quarter 2020 dividend of $0.40 per share for a total of approximately $169 million. The fourth quarter dividend was paid on December 30, 2020 to stockholders of record as of December 15, 2020.

RECENT DEVELOPMENTS

In January 2021, Ares Capital issued $650 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 2.150% per annum and mature on July 15, 2026 (the “July 2026 Notes”). The July 2026 Notes pay interest semi-annually and all principal is due upon maturity. The July 2026 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at the redemption prices determined pursuant to the indenture governing the July 2026 Notes, and any accrued and unpaid interest. The July 2026 Notes were issued at a discount to the principal amount.

In February 2021, Ares Capital’s Board of Directors authorized an amendment to Ares Capital’s existing stock repurchase program to (a) extend the expiration date of the program from February 15, 2021 to February 15, 2022 and (b) increase the amount of the stock repurchase program to a full $500 million. Under the stock repurchase program, Ares Capital may repurchase up to $500 million in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

From January 1, 2021 through February 4, 2021, Ares Capital made new investment commitments of approximately $524 million, of which $411 million were funded. Of these new commitments, 86% were in first lien senior secured loans, 9% were in senior subordinated loans and 5% were in second lien senior secured loans. Of the approximately $524 million of new investment commitments, 83% were floating rate, 16% were fixed rate and 1% was on non-accrual status. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.0%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From January 1, 2021 through February 4, 2021, Ares Capital exited approximately $1.1 billion of investment commitments, including $260 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 72% were first lien senior secured loans, 11% were second lien senior secured loans, 9% were senior subordinated loans, 7% were subordinated certificates of the SDLP and 1% were other equity securities. Of the approximately $1.1 billion of exited investment commitments, 91% were floating rate, 6% were fixed rate, 2% were on non-accrual status and 1% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.0%, and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.7%. On the approximately $1.1 billion of investment commitments exited from January 1, 2021 through February 4, 2021, Ares Capital recognized total net realized gains of approximately $13 million. There were no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of February 4, 2021, Ares Capital had an investment backlog and pipeline of approximately $685 million and $280 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 10, 2021 at 12:00 p.m. (Eastern Time) to discuss its quarter and year ended December 31, 2020 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 3142231 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through February 24, 2021 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10150593. An archived replay will also be available through February 24, 2021 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by market capitalization as of December 31, 2020. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2020	2019

ASSETS
Total investments at fair value (amortized cost of $15,914 and $14,696, respectively)	$15,515	$14,426
Cash and cash equivalents	254	167
Restricted cash	72	9
Interest receivable	112	117
Other assets	94	78
Operating lease right-of-use asset	38	94
Receivable from participants	38	—
Receivable for open trades	73	14
Total assets	$16,196	$14,905
LIABILITIES
Debt	$8,491	$6,971
Payable to participants	72	9
Base management fees payable	56	54
Income based fees payable	140	48
Capital gains incentive fees payable	—	58
Interest and facility fees payable	83	54
Accounts payable and other liabilities	113	90
Payable for open trades	6	33
Operating lease liabilities	59	121
Total liabilities	9,020	7,438
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 423 and 431 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,656	7,760
Accumulated overdistributed earnings	(480)	(293)
Total stockholders’ equity	7,176	7,467
Total liabilities and stockholders’ equity	$16,196	$14,905
NET ASSETS PER SHARE	$16.97	$17.32

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
INVESTMENT INCOME	(unaudited)	(unaudited)
Interest income from investments	$294	$296	$1,159	$1,180
Dividend income	40	44	149	152
Capital structuring service fees	93	38	149	162
Other income	13	8	54	34
Total investment income	440	386	1,511	1,528

EXPENSES
Interest and credit facility fees	82	79	317	291
Base management fees	56	54	217	205
Income based fees	57	48	184	194
Capital gains incentive fees	—	3	(58)	(4)
Administrative fees	3	3	13	14
Other general and administrative	6	6	25	31
Total expenses	204	193	698	731
Waiver of income based fees	—	—	—	(30)
Total expenses, net of waiver of income based fees	204	193	698	701
NET INVESTMENT INCOME BEFORE INCOME TAXES	236	193	813	827
Income tax expense, including excise tax	7	3	19	16
NET INVESTMENT INCOME	229	190	794	811
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized losses	(183)	(79)	(166)	(65)
Net unrealized gains (losses)	332	93	(144)	47
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	149	14	(310)	(18)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$378	$204	$484	$793
BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.89	$0.48	$1.14	$1.86
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	423	429	424	427

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income per share

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income per share, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2020 and 2019 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.54	$0.45	$1.74	$1.89
Net realized and unrealized gains (losses)	0.35	0.04	(0.73)	(0.04)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	—	(0.01)	0.13	0.01
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP net income per share	$0.89	$0.48	$1.14	$1.86
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(1)    Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.